Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Option Care Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(f)(1) 457(c)	105,138,116	—	$2,657,249,044	0.00011020	$292,829

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts(3)					$2,657,249,044		$292,829

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$292,829

(1)	Represents the estimated maximum number of shares of common stock of Option Care Health, Inc. (“Option Care Health”), par value $0.0001 per share (“Option Care Health Common Stock”), estimated to be issued to holders of common stock of Amedisys, Inc. (“Amedisys”), par value $0.001 per share (“Amedisys Common Stock”), in connection with the consummation of the merger of Uintah Merger Sub, Inc., a wholly owned subsidiary of Option Care Health, with and into Amedisys, with Amedisys continuing as the surviving corporation and becoming a wholly owned subsidiary of Option Care Health (the “Merger”), as described in this joint proxy statement/prospectus. The number of shares of Option Care Health Common Stock being registered is based upon the product of (A) 3.0213, the exchange ratio for the Merger and (B) the sum of (i) 32,585,721, the number of shares of Amedisys Common Stock outstanding as of May 30, 2023, (ii) 576,317, the number of shares of Amedisys Common Stock issuable in respect of time-based vesting Amedisys restricted stock units outstanding as of May 30, 2023 or that may be granted after such date and prior to completion of the Merger, (iii) 134,948, the number of shares of Amedisys Common Stock issuable in respect of performance-based Amedisys restricted stock units outstanding as of May 30, 2023 or that may be granted after such date and prior to completion of the Merger, (iv) 261,837, the number of shares of Amedisys Common Stock issuable in respect of options to purchase Amedisys Common Stock outstanding as of May 30, 2023 or that may be granted after such date and prior to completion of the Merger and (v) 1,240,143, the number of shares of Amedisys Common Stock issuable in respect of purchase rights exercised under the Amended and Restated Amedisys Composite Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of Option Care Health Common Stock was calculated on the basis of (i) $76.36, the average of the high and low prices per share of Amedisys Common Stock on the Nasdaq Global Select Market on June 1, 2023, multiplied by (ii) 34,798,966, the maximum number of shares of Amedisys Common Stock estimated to be cancelled and exchanged in the Merger.

(3)	Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.

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